Exhibit 99.3

FSA Quarterly Letter
from Robert P. Cochran, Chairman and Chief Executive Officer

February 15, 2007

We achieved good results in 2006 based on our balanced capabilities across the global public finance and asset-backed markets. While lower U.S. municipal refundings and narrow credit spreads constrained our U.S. municipal business and a combination of tight spreads and aggressive structures limited our asset-backed business for most of the year, the global public infrastructure team’s solid performance significantly bolstered present value (PV) premiums for the year. We also continued to grow the financial products business.

PV originations in 2006 were $910.2 million, 10.2% below the record set in 2005.  Net income increased 30.1% to $424.2 million, while operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest rate hedges, grew 8.7% to $363.0 million.  Operating return on equity, based on International Financial Reporting Standards (IFRS) used by our principal shareholder Dexia, was 14.5%.  During the year, adjusted book value (ABV), which we consider the best measure for intrinsic value, rose 14.0% to $3.9 billion.

Also important, despite the challenging market environment that persisted throughout the year, we maintained credit and pricing discipline.  As of year-end, 55% of our net par exposure was of Double-A quality or better.

Our focus on conservative underwriting and profitability is confirmed in recent credit rating reports on FSA. We have the highest S&P margin of safety in our industry; the strongest capital ratios of the established guarantors under the Moody’s model; and the highest Core Capital Adequacy Ratio (CCAR) under Fitch’s new Matrix capital adequacy model. We will be well prepared to pick up the pace of originations when the cycle turns and pricing and structures make more sense.

U.S. public finance market: a focus on core sectors

Municipal market volume gained ground in the fourth quarter to end the year down only about 5% from the record volume of 2005. (The growth in new-money issuance largely offset a 40% decline in refundings.) Approximately $387.7 billion of new municipal bond issues came to market in 2006. However, volume lagged through most of the year, and insurance penetration normalized to about 49% from the unusually high 57% of 2005 because of narrow spreads and lower refundings. Our 2006 municipal market share was 24%.

In this environment, we focused on core sectors, where we found greater relative value due to the higher quality of these transactions, and some special opportunities. We insured $46.5 billion of municipal bonds during the year and produced $309.6 million of PV premiums, which represent declines of 28.3% and 36.1%, respectively.

Looking ahead, we see a number of trends in the U.S. municipal market that should play to our strengths, including expanded use of highly structured products, such as swaps, derivatives and public-private partnerships.

International public finance market: activity across diverse sectors

We guaranteed $9.4 billion of securities in international public finance markets, up 26.7%, and generated $317.7 million of PV premiums, a 71.4% jump over the previous year, primarily due to the long terms of many of these transactions.  Though most successful in the U.K., where we guaranteed a number of utility and hospital issues, and Australia, where we insured high-profile financings for the Melbourne Convention Center and Perth and Sydney Airports, we were also active in Europe, Asia and Latin America.

U.S. asset-backed market:  pickup in the fourth quarter

FSA guaranteed $28.6 billion of U.S. asset-backed obligations in 2006, which generated $113.4 million of PV premiums.  While par insured increased 17.0%, PV premiums declined 42.0%.  Throughout the year, the asset-backed market was characterized by tight credit spreads, excess market liquidity and aggressive uninsured structures, which had a negative impact on pricing.  We held back until the fourth quarter, selectively increasing our activity in the collateralized loan obligation (CLO) and residential mortgage markets.

We are fairly optimistic about this business going forward.  For example, there is mounting evidence that the aggressive mortgage-backed structures we competed against in 2006 are experiencing higher default and delinquency rates than their originators expected, and this should lead to a more cautious investment climate, with spreads, structures and pricing reflecting a better appreciation of risk.  We are also seeing opportunities in new asset classes.

International asset-backed market: focus on pooled corporate transactions and special opportunities

During 2006, our international asset-backed originations totaled $9.3 billion in par insured, a 39.8% increase, and $49.0 million in PV premiums, down 12.7%.  As in the United States, tight spreads generally constrained pricing throughout the year.   Pooled corporate transactions made the largest contribution to volume. We were active in the U.K., Italy, Japan, Turkey and Mexico, where a promising housing development loan securitization market is developing.

Financial products:  an increasing contribution

In financial products, we continued to expand and diversify the assets under management while offering traditional guaranteed investment contracts (GICs) to municipal bond issuers and structured GICs to corporate clients.  With its $120.5 million contribution to PV originations, up 30.1% for the year, this business line is now a fully established pillar of our balanced strategy.

Looking ahead

We are optimistic going forward that we will maintain our position in the U.S. municipal market, diversify our asset-backed business and expand in public infrastructure around the world. As we do that, we will continue to exercise the same underwriting and pricing discipline that has allowed us to create value for issuers and investors in our insured securities.  Our first priority, as always, is maintenance of a strong Triple-A capital position. We will keep you informed.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K  for the year ended December 31, 2005.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.